SUBCUSTODIAN AGREEMENT


                                                            ______________, 199_
[Name]
[Address]


Dear Sirs:

This will confirm to you that The Chase Manhattan Bank, N.A. ("Chase") has been appointed to act as Trustee, Custodian or Subcustodian of securities and monies on behalf of certain of its customers including, without limitation, investment companies subject to the Investment Company Act of 1940, as amended and qualified employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended.

Chase has been authorized to use the services of other banks, financial institutions and securities depositories located in countries or jurisdictions in which the principal trading markets for any shares, bonds, debentures or any other securities (hereinafter collectively called "Securities") of its customers are located or in which any Securities of its customers are to be presented for payment or acquired. In particular, Chase has been authorized to use such services for the purpose of holding Securities and Cash (as hereinafter defined) of its customers. Chase wishes to use the services of your bank ("Bank") as Chase's agent within __________ for the foregoing purposes and hereby establishes with Bank a special custody account which Bank understands and agrees shall be used exclusively for Securities and other assets of Chase's customers ("Account") and not for Chase's own interest.

The services Bank shall provide to Chase and the manner in which such services shall be performed are as set forth in this letter (the "Agreement") and in the separate agent service contract ("Contract") between Bank and Chase, either of which may be amended in writing from time to time by Bank and Chase. The terms and conditions set forth herein shall govern the Contract in the event of any inconsistency. To the extent inconsistent with this Agreement and/or the Contract, Bank's rules and conditions regarding accounts generally or custody accounts specifically shall not apply.

1. The Account shall be used exclusively to hold, acquire, transfer or otherwise care for, on behalf of Chase as Trustee, Custodian or Subcustodian as aforesaid and the customers of Chase and not for Chase's own interest, Securities and such cash or cash equivalents as are transferred to Bank or as are received in payment for any transfer of, or as payment on, or interest on or dividend from, any such Securities (hereinafter such cash or cash equivalents shall be collectively called "Cash"), and beneficial ownership of the Securities and Cash in the Account shall be freely transferable without payment of money or value other than for safe custody and administration. All transactions involving the Securities and Cash in the Account shall be executed solely in accordance with Chase's Instructions, as that term is defined in Section 10, except that until Bank receives Instructions from Chase to the contrary, Bank shall:

     a) present for payment all Securities held in the Account which are called, redeemed or retired or otherwise become payable and all coupons and other income items which call for payment upon presentation and hold the Cash received therefrom in the Account pursuant to this Agreement;

     b)    in  respect  of  Securities   held  in  the  Account,
           execute in the name of Chase such ownership and other certificates as may be required to obtain payments in respect thereof;

     c) exchange interim receipts or temporary Securities held in the Account for definitive Securities; and

     d) where any Securities held in any securities depository or clearing agency, as hereinafter authorized, are called for a partial redemption by the issuer of such Securities, allot the called portion to the respective holders in any manner deemed to be fair and equitable in the Bank's sole discretion.

      Whenever pursuant to this Agreement or for any purpose relating hereto anything whatsoever may or is required to be done or given by Chase, it shall be done or given, as the case may be, by and for Chase by such officer or officers of Chase or other person or persons as the governing body of Chase shall specify from time to time ("Authorized Persons"). Any such specification by the governing body shall be by resolution, of which a copy certified by the President or a Vice President and the seal attested to by the Secretary or any Assistant Secretary of Chase shall be furnished to Bank. Bank shall be conclusively entitled to rely upon the identification of such persons as the holders of those offices and/or titles so specified in any such resolution, absent Instructions to the contrary. Chase shall furnish to Bank specimens of the signatures of all such Authorized Persons specified in any such resolution which shall be in force from time to time. Bank shall act upon, and be fully protected in acting in accordance with, Instructions signed or given by an Authorized Person specified in any such resolution received by Bank and in force at the time of the receipt by Bank of such Instructions, and shall not be charged with any responsibility respecting the application of monies paid out in accordance therewith.

      Bank shall not be liable for any act or omission in respect of any Instructions so given, except in the case of (i) an act or omission constituting a breach of this Agreement by Bank and/or (ii) willful default, negligence, fraud, bad faith, willful misconduct, or reckless disregard of duties on the part of Bank. In executing all Instructions, Bank shall take relevant action in accordance with accepted industry practice. Bank shall advise Chase to the extent that such practices are contrary to, or inconsistent with, any such Instructions.

2. The Account shall not be subject to any right, charge, security interest, lien or claim of any kind (hereinafter collectively called "Claims") in favor of Bank or any other institution with whom assets in the Account may be maintained as provided in this Agreement or any creditor of Bank or of such other institution, including a receiver or trustee in bankruptcy, except to the extent of Bank's or such other institution's right to compensation or reimbursement with regard to the Account's administration in accordance with the terms of this Agreement. Bank shall provide Chase with prompt notice of any attempt by any party to assert any Claim against the Account and shall take all lawful actions to protect the Account from such Claim until Chase has had a reasonable opportunity to respond to such notice.

3. The ownership of the assets of the Account, whether Securities, Cash or both, and whether any such assets are held by Bank or in a securities depository or clearing agency or with a Bank Subcustodian, as hereinafter authorized, shall be clearly recorded on Bank's books as belonging to Chase on behalf of Chase's customers and not for Chase's own interest and, to the extent Securities are physically held in the Account, such Securities shall also be physically segregated from the general assets of Bank, the assets of Chase in its individual capacity and the assets of Bank's other customers.

      In order to facilitate the settlement of transactions, Bank may, with the approval of Chase, which shall not be unreasonably withheld, maintain all or any part of the Securities in the Account with a securities depository or clearing agency which is incorporated or organized under the laws of a country other than the United States of America and which is supervised or regulated by a government agency or regulatory authority in the foreign jurisdiction having authority over such securities depositories or clearing agencies, and which operates (i) the central system for handling of securities or equivalent book entries in ____________ or (ii) a transnational system for the central handling of securities or equivalent book entries, provided, however, that while so maintained such Securities shall be subject only to the directions of Bank and that Bank's duties, obligations and responsibilities with regard to such Securities shall be the same as if such Securities were held by Bank. Securities which are eligible for deposit in a securities depository or clearing agency may be maintained with any such securities depository or clearing agency in an account for Bank's customers.

      At the direction of Chase, Bank shall hold such portion of the Securities as Chase shall direct at one or more additional custodians (collectively "Bank Subcustodians"); provided that: (a) any such Bank Subcustodian shall be eligible to hold investment company assets under the Investment Company Act of 1940 and the SEC rules thereunder, and (b) Bank shall enter into a subcustodian agreement with any such Bank Subcustodian, which agreement shall satisfy the requirements of the Act (including Rule 17f-5 to the extent applicable). Securities which are deposited with a Bank Subcustodian shall be maintained therewith in an account for Bank's customers, and while so maintained such Securities shall be subject only to the directions of Bank and Bank's duties, obligations and responsibilities with regard to such Securities shall be the same as if such Securities were held by Bank.

      Securities which are not deposited in a securities depository, clearing agency or with a Bank Subcustodian shall be held in the following forms:

     a) Securities issued only in bearer form shall be held in bearer form.

     b) Securities issued only in registered form shall be registered in the name of Bank as agent, in the name of Bank on behalf of its customers, in the name of Bank's nominee, or otherwise, as Chase may instruct.

     c) If received by Bank in registered form, Securities issued in both bearer and registered form (which Securities are freely interchangeable without penalty), shall be registered in the name of Bank as agent, in the name of Bank on behalf of its
           customers,   in  the  name  of  Bank's  nominee,   or
           otherwise, as Chase may instruct. If such Securities are received by Bank in bearer form, they shall be so held, unless alternate Instructions are furnished by Chase.

4.    Subject to the provisions of Section 8 hereof:

     a) Bank shall be responsible for complying with all provisions of the laws of __________________, and any other laws, applicable to Bank in connection with its duties hereunder, including, but not limited to, the payment of all transfer or similar taxes and compliance with any currency restrictions and securities laws;

     b) All collections of funds or other property paid or distributed in respect of Securities held in the Account shall be made at the risk of the Account; and

     c) Bank shall have no liability for any loss occasioned by delay in the actual receipt of notice by its Custody Division of any payment, redemption or other transaction regarding Securities held in the Account in respect of which Bank has agreed to take action as provided in Section 1 hereof, except to the extent that any such delay arises from (i) an act or omission constituting a breach of this Agreement by Bank and/or (ii) willful default, negligence, fraud, bad faith, willful misconduct or reckless disregard of duties on the part of Bank.

5. Subject to applicable law, Bank shall permit independent public accountants for Chase and customers of Chase reasonable access to Bank's books and records as they pertain to the Account in connection with such accountants' examination of the books and records of Account. Bank shall use its best efforts in obtaining such reasonable access with respect to the books and records of any securities depository or clearing agency used by Bank as authorized hereunder, as such books and records pertain to the Account in connection with such accountants' examination of the books and records of Account. Further, as Chase may request from time to time, Bank shall (i) furnish Chase with auditor's reports on Bank's system of internal accounting controls as such reports relate to Bank's services and duties hereunder and (ii) use its best efforts to furnish Chase with similar reports with respect to any securities depository or clearing agency holding Securities in the Account.

6. Bank shall either periodically or upon Chase's request supply Chase with such statements regarding the Account as Chase may reasonably specify, including the name or identification of, and the location or address and principal place of business of, any person having physical possession of the Securities in the Account, and the name and address of the governmental agency or other regulatory authority that supervises or regulates Bank and/or any such person. In addition, Bank shall furnish Chase periodically with advices and/or notifications of any transfers of such Securities.

      Bank shall follow interest, dividend and coupon payments, redemptions, exchanges and similar matters with respect to Securities, and matters concerning Securities that require discretionary action, including, without limitation, subscription rights, bonus issues, stock repurchase plans and rights offerings, or legal notices or other material intended to be transmitted to securities holders ("Corporate Actions"). Bank shall give Chase timely notice in English of such Corporate Actions to the extent that Bank has actual knowledge of such Corporate Actions. Upon receipt, and if Chase has so requested, Bank promptly shall send to Chase all notices of annual and extraordinary meetings of shareholders and other proxy solicitations together with resolutions or other matters to be voted on by shareholders. Where such notices and related materials are not provided to Bank in English, Bank shall provide English translations. Bank shall also provide Chase with copies of any backup information which is received, including the reports or recommendations of management, annual reports and other material relevant to proxy voting. This latter information need not be translated, but the material must be legible and in a form suitable for copying. Bank shall vote proxies as directed pursuant to timely Instructions. To the extent local practices or particular issuers may impose special requirements in order to vote proxies, Bank shall cooperate with Chase to assure such requirements are met.

7. In the event of any loss of Securities or Cash in the Account, Bank shall use its best efforts to ascertain the circumstances relating to such loss and promptly report the same to Chase.

8.    Bank shall hold  Chase or its  customers  (as the case may
      be) harmless from, and shall indemnify Chase for, any loss, liability, claim or expense incurred by Chase or them (including, but not limited to, Chase's or their legal fees and expenses and any other legal fees and expenses for which Chase or they may be liable, and any loss, liability or expense in connection with a claim settled by agreement between Chase and a customer, which agreement is accepted by Bank) to the extent that such loss, liability, claim or expense arises from (i) an act or omission constituting a breach of this Agreement by Bank and/or (ii) willful default, negligence, fraud, bad faith, willful misconduct or reckless disregard of duties on the part of Bank. Chase shall hold Bank harmless from, and shall indemnify Bank for, any loss, liability, claim or expense incurred by Bank as the result of any action taken or omitted to be taken by Bank with respect to the Account, except to the extent that such loss, liability, claim or expense arises from (i) an act or omission constituting a breach of this Agreement by Bank and/or (ii) willful default, negligence, fraud, bad faith, willful misconduct or reckless disregard of duties on the part of Bank. Any provision herein to the contrary notwithstanding, Bank shall be liable for, and shall indemnify Chase or its customers (as the case may be) for, any loss of Securities and/or Cash due to mysterious or unexplained circumstances.

      If Bank is the branch of a bank, the obligations and responsibilities of Bank hereunder are the obligations and responsibilities of Bank as a whole (including, but not limited to, Bank's head office).

9. Bank acknowledges that under U.S. regulatory requirements Bank must be a regulated entity and must have a certain minimum shareholders' equity in order to be used by Chase to provide the services contemplated in this Agreement. Bank represents and warrants to Chase, which shall be continuing representations and warranties, that it (i) is a banking institution incorporated or organized under the laws of ______________, (ii) is regulated as a banking institution by ______________, which is the agency of the Government of ______________ responsible for the regulation of banks and (iii) as of the close of its fiscal year most recently completed and on and after the date hereof or such later date as shall be specified in Instructions, has shareholders' equity in excess of two hundred thirty million U.S. dollars (U.S.$230,000,000), or such lesser amount as shall be specified in any order of the United States Securities and Exchange Commission applicable to Bank, or the equivalent thereof in ________________ currency determined at current rates. For purposes of this Section, shareholders' equity of the Bank shall mean such shareholders' equity as would be shown on any financial statement of Bank if such financial statement were prepared according to United States generally accepted accounting principles. If Bank is a majority owned direct or indirect subsidiary of a U.S. bank or bank-holding company, the provisions of this
      Section 9 shall remain as specified above except that the amount of two hundred thirty million U.S. dollars (U.S. $230,000,000) specified in Section 9(iii) above is substituted for the amount of one hundred thirty million U.S. dollars (U.S. $130,000,000) and, in such case, Bank further represents and warrants, which shall be a continuing representation and warranty, that it is a majority-owned direct or indirect subsidiary of a qualified U.S. bank (as that term is defined in Rule 17f-5(c)(3) under the Investment Company Act of 1940, as amended) or bank-holding company. If Bank is a branch of a United States bank satisfying the requirements of
      Section  17(f)  and  other  relevant   provisions  of  the
      Investment Company Act of 1940, as amended, the provisions of this Section 9 specified above shall not apply; provided, however, that in such event, Bank represents and warrants to Chase, which shall be a continuing representation and warranty, that it is a branch of a United States bank, which bank satisfies the requirements of Section 17(f) and other relevant provisions of the Investment Company Act of 1940, as amended.

      Bank shall immediately notify Chase in writing or by other authorized means of any development or occurrence (and the circumstances related thereto) which could render Bank unable to continue to make any representation and warranty specified in this Section 9 at any date. Upon such notification Chase may terminate this Agreement immediately without prior notice to Bank.

      This Agreement shall terminate immediately, without further action of either party, if Bank shall become insolvent. Chase may terminate this Agreement forthwith on notice to Bank if Bank is in danger of becoming insolvent, as determined by Chase in its sole discretion. Further, Chase may terminate this Agreement forthwith on notice to Bank if Chase and/or a Chase customer determines, in its and/or their sole discretion, that the political, governmental, regulatory or economic environment of ___________ threatens the security or safety of Securities and/or Cash or for any other reason determines, in its and/or their sole discretion, that the security or safety of Securities and/or Cash is threatened.

10. As used in this Agreement, the term "Instructions" means instructions by an Authorized Person received by Bank via telephone, in writing, or by the Society for Worldwide Interbank Financial Telecommunication (SWIFT) System, telex, TWX, facsimile transmission, bank wire or other teleprocess or electronic instruction system acceptable to Chase which Bank reasonably believes in good faith to have been given or signed by an Authorized Person or which are transmitted with proper testing or authentication pursuant to terms and conditions which Chase may specify or to which Chase may agree. Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or superseded by an Authorized Person. Bank shall safeguard any testkeys, identification codes or other security devices which Chase may make available to it. Either party may electronically record any Instructions given by telephone, and any other telephone discussions with respect to the Account. Instructions by telephone shall be confirmed by Chase by telex or such other communication as may be mutually acceptable. Information communicated via telephone by Bank to Chase shall, upon Chase's request, be confirmed by Bank by telex or such other form of communication as may be mutually acceptable.

11. Chase shall pay Bank compensation in accordance with the schedule of fees set forth in Appendix A hereto, and Bank shall send Chase an invoice with the frequency set forth in Appendix A in reasonable detail for such fees (and
      Bank's reasonable expenses), in arrears for the prior period, which fees shall be the only fees owing hereunder by Chase to Bank. Changes to Appendix A may be made from time to time as may be mutually agreed to in writing by Bank and Chase. In no event shall Bank debit Chase's account for any fee owing hereunder or for any other reason without Chase's express prior written consent.

12. Either Bank or Chase may terminate this Agreement upon 60 days prior notice to the other party. Any such notice, whether given by Chase or by Bank, shall be followed by Instructions specifying the name(s) of the person(s) to whom Bank shall deliver the Securities and Cash in the Account and Bank shall promptly execute such Instructions. If Bank does not receive such Instructions, Bank shall continue to hold such Securities and Cash subject to this Agreement until such Instructions are received. If Chase shall terminate this Agreement in accordance with the provisions of Section 9 above, Bank shall immediately deliver the Securities and Cash in the Account upon receiving, and in accordance with, the Instructions of Chase. The obligations of the parties under Section 4(a), 8 and 11 of this Agreement shall survive the termination of this Agreement.

13. Notices with respect to termination, specification of Authorized Persons and terms and conditions for Instructions (except as otherwise expressly provided herein) shall be in writing, and delivered by mail, postage prepaid, to the following addresses (or to such other address as either party hereto may from time to time designate by notice duly given in accordance with this paragraph): (a) to Bank at:

      (b) to Chase at: The Manager, Global Custody Division, The Chase Manhattan Bank, N.A., Woolgate House, Coleman Street, London EC2P 2HD, with a copy to: Network Management, Global Securities Services, The Chase Manhattan Bank, N.A., 4 MetroTech Center, Brooklyn, NY 11245.

14. This Agreement shall not be assignable by either party but shall bind any successor in interest of Chase and Bank, respectively.

15. This Agreement shall be governed by and construed in accordance with the substantive laws of New York, and, with respect to any disputes arising under this Agreement, the parties hereto submit to the nonexclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or the United States District
      Court for the Southern District of New York and Bank hereby waives the defense of forum non conveniens, to the extent it may do so. In the event that this Agreement, or any other document executed in connection herewith, shall be translated into, or appear in, a language other than English, the English language version shall govern and control.

16. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17. Except as otherwise provided in this Agreement, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless in writing and signed by the party against whom the waiver is to be enforced.

18. This Agreement, together with the Contract, set forth the complete understanding of the parties with respect to the subject matters contained in such agreements, and collectively supersede and replace any previously made proposals, representations, warranties or agreements with respect thereto by either or both of the parties hereto. This Agreement shall become effective upon Chase's receipt of an executed copy of this letter.

19. Bank represents and warrants to Chase that: (i) it has the corporate power and authority to execute, deliver and perform this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by it, does not contravene any contractual restriction binding on it or any law applicable to it and constitutes a valid, binding and enforceable obligation; and (iii) all authorizations of, exemptions by and filings with any governmental or other authority that are required to be obtained or made by it in connection herewith have been obtained or made and are valid and subsisting.

If the foregoing correctly sets forth the understanding between Bank and Chase with respect to Bank's services in connection with the Account, kindly execute and return to Chase the enclosed additional copy of this letter.

                                        Very truly yours,
                                        THE CHASE MANHATTAN BANK, N.A.


                                        By


[Name of Subcustodian]
The foregoing is hereby agreed
to this ____ day of ________________, 199_

By ____________________________

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[Print or type name]
Title: ________________________